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                                                        EXHIBIT 10.1


                      100% QUOTA SHARE REINSURANCE CONTRACT
                                (the "AGREEMENT")

                                     between

                  PENN TREATY NETWORK AMERICA INSURANCE COMPANY
                                   ("PTNAIC")

                                       and

                       AMERICAN NETWORK INSURANCE COMPANY
                                    ("ANIC")
                                 on the one hand
      (hereinafter, each a "REINSURED", and collectively, the "REINSUREDS")

                                       and

                       CENTRE SOLUTIONS (BERMUDA) LIMITED
                                  ("REINSURER")
                                on the other hand

         (hereinafter, each a "PARTY", and collectively, the "PARTIES")


                          ARTICLE 1 - BUSINESS COVERED

In consideration of the premiums to be paid by the Reinsureds, and subject to the terms, conditions, limits, limitations and exclusions of this Agreement, the Reinsurer shall indemnify each of the Reinsureds severally and not jointly, for all Ultimate Net Loss actually paid on or after Effective Date (hereinafter defined) by the respective Reinsured on any loss or losses occurring under any and all policies of individual Long Term Care insurance issued by or on behalf of either Reinsured in force at the Effective Date and identified in the attached Appendix A (each a "POLICY", collectively, the "POLICIES"). In no event shall the Reinsurer be liable for more than the Reinsurer's Aggregate Limit of Liability (as defined Article 14 herein).

                                ARTICLE 2 - TERM

This Agreement shall become effective at 12:01 a.m., E.S.T., on December 31, 2001 (the "EFFECTIVE DATE") and shall remain in full force and effect until cancelled or commuted in accordance with the provisions of Article 25 or Article 26 of this Agreement.

                               ARTICLE 3 - NOTICES

Any communication required or permitted to be given or delivered under this Agreement shall be in writing and shall be personally delivered (delivery is effective upon receipt), sent by a reputable international courier service (delivery is effective on the business day following delivery) or sent by certified mail, return receipt requested, postage prepaid (delivery is effective upon receipt), addressed to the respective Party intended at the respective address set forth below, or at such other address as may be designated by notice given to the other Party in the manner provided in this Article 3.


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                  If to the Reinsureds, or either of them, to:

                            American Network Insurance Company
                            Penn Treaty Network America Insurance Company 3440 Lehigh Street
                            Allentown, PA 18103-7001
                            Attention: William W. Hunt, President and C.O.O.

                  If to the Reinsurer, to:

                            Centre Solutions (Bermuda) Limited
                            90 Pitts Bay Road
                            Pembroke HM 08
                            Bermuda
                            Attention: Michael Crow, Vice President

                  with a copy to:

                            Centre Group, LLC
                            One Chase Manhattan Plaza
                            New York, NY 10005
                            Attention: General Counsel

                              ARTICLE 4 - TERRITORY

The territorial limits of this Agreement shall be identical with those of the Reinsureds' Policies and shall apply to losses wheresoever occurring.

                             ARTICLE 5 - EXCLUSIONS

The following shall be excluded from Ultimate Net Loss and the Reinsurer shall have no liability under this Agreement for any loss, damage, claim, liability, cost or expense of any nature (including without limitation any bodily injury, property damage, business interruption, lost profit, consequential or indirect losses, damages, claims, liabilities, costs or expenses) and wherever occurring resulting from, arising out of or related to any of the following:

         (a) ECO Loss. As defined in Article 15 of this Agreement.

         (b) Insolvency Fund. Any or all liability arising, by contract, operation of law, or otherwise, from either Reinsured's respective participation or membership, whether voluntary or involuntary, in any insolvency fund. "INSOLVENCY FUND" includes any guaranty, insolvency fund, "plan pool", association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Reinsured of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

         (c) Nuclear Hazard. All as more particularly set forth and defined in Appendix E of this Agreement.

         (d) Terrorism. All as more particularly set forth and defined in Appendix F of this Agreement.



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         (e) War and Military Action. (1) War, including undeclared or civil war; (2) Warlike action by a military force, including action in hindering or defending against an actual or expected attack, by any government, sovereign or other authority using military personnel or other agents; or (3) Insurrection, rebellion, revolution, usurped power, or action taken by governmental authority in hindering or defending against any of these.

                 ARTICLE 6 - REINSURANCE PREMIUM; FUNDS WITHHELD

1. INITIAL PREMIUM. The Reinsureds shall pay to the Reinsurer on the Payment Date, an initial premium of $619,529,327 ("INITIAL PREMIUM"); such amount represents $601,578,667 consisting of Qualified Securities (as defined in Article 15 herein) valued at amortized cost, and the balance in cash.

2. INTEREST. In addition to the payment of Initial Premium, interest shall be paid on the Payment Date by the Reinsureds to the Reinsurer in the amount of $6,630,940.03 (the "INTEREST"); such payment represents interest on the Initial Premium from the Effective Date on the total sum of the Initial Premium payable, less that amount retained in the Funds Withheld Account as of the Effective Date.

3.   FUNDS WITHHELD.

         (a) PTNAIC shall retain as security on a "Funds Withheld" basis from the Initial Premium payable to the Reinsurer the total sum of $56,000,000 of the Initial Premium. Such retained Initial Premium shall be held in a notional funds withheld account ("FWA") on a fiduciary basis as security in accordance with the provisions of Article 41 - Security, and in satisfaction of Reinsurer's obligations thereunder, subject further to the right to set off in accordance with Article 37 - Offset. The FWA shall accrue interest calculated in the manner provided for in paragraph (d) below. PTNAIC must reduce the amount retained in such FWA by remitting to the Reinsurer, in cash, within fifteen (15) business days of the dates indicated below, the following portions of the balance in the respective FWA at each date:

                      December 31, 2003     1/6
                      December 31, 2004     1/5
                      December 31, 2005     1/4
                      December 31, 2006     1/3
                      December 31, 2007     1/2
                      December 31, 2008     100%

         Upon providing notification to Reinsurer of the Reinsureds' election to commute this Agreement, pursuant to Article 25 - Commutation, PTNAIC shall pay the balance of the FWA to the Reinsurer.

         (b) PTNAIC is entitled to make earlier payments than scheduled in the preceding paragraph (a) at its sole discretion without penalty.

         (c) Notwithstanding any other provision of this Agreement, the Reinsurer reserves the right at any time and for any reason (or for no reason) to terminate the FWA security arrangement and to demand that PTNAIC remit the then outstanding balance (inclusive of applicable interest calculated as provided for in paragraph (d) below) in the FWA by giving PTNAIC at least fifteen (15) business days prior written notice. In such event, PTNAIC shall immediately release such security and transfer the amount in the FWA to the Reinsurer as directed by the Reinsurer on the fifteenth (15th) business day following delivery of such demand from the Reinsurer.

         (d) For so long as the FWA is maintained, PTNAIC, upon written request of the Reinsurer, shall offset Ultimate Net Loss and Reinsurance Allowance due and payable by



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         the Reinsurer under this Agreement from the positive balance of funds maintained in the FWA. The Reinsurer shall be under no obligation to reimburse either Reinsured, any successor in interest or statutory receiver, liquidator, rehabilitator (or the like) for any Ultimate Net Loss or Reinsurance Allowance as long as there is a positive amount in the FWA.

         (e) The FWA shall accrue interest at a rate calculated as follows:

                           (i) At all times when the FWA is less than or equal
                  to the amount of PTNAIC COLI Investments (hereinafter defined in Article 15), the rate of interest shall be equal to the greater of (x) the actual total rate of return on the PTNAIC COLI Investments or (y) a rate equal to the Experience Account Investment Return.

                           (ii) At all times when the FWA is greater than the
                  amount of PTNAIC COLI Investments, the rate of interest on the amount of FWA equal to the PTNAIC COLI Investment amount shall be as calculated in the immediately preceding paragraph (i), and the rate of interest on the excess of the FWA over the amount of PTNAIC/COLI Investment amount shall be equal to the Experience Account Investment Return.

4. REINSURANCE PREMIUMS. The Reinsureds shall pay to the Reinsurer after the Effective Date, all Net Premiums received on and after the Effective Date (or deemed received in the case of waived premiums) by the Reinsureds in connection with the Policies, to be paid as and when received (or deemed received in the case of waived premiums) by the Reinsureds, except that the Net Premiums received prior to the Payment Date shall be paid on the Payment Date.

                        ARTICLE 7 - REINSURANCE ALLOWANCE

1. The Reinsurer shall pay to the Reinsureds collectively, a Reinsurance Allowance each calendar year equal to the sum of:

         (a) 17.15% of Net Premiums received by the Reinsurer during that calendar year (provided however, should either Reinsured file and implement any premium rate increases on the Policies after the Effective Date the amount of Net Premiums for each Policy for the purpose of this clause (a) only, shall be equal to the Net Premiums had no premium rate increase taken effect), plus

         (b) 2.5% of Net Premiums received by the Reinsurer during that calendar year, plus

         (c) 3.5% of:

                           (i) Ultimate Net Loss paid in the calendar year, plus

                           (ii) The statutory claim reserve (excluding Loss
                  Adjustment Expense reserves) as indicated by the Annual Statement filed by each Reinsured in its state of domicile as of the end of that calendar year, but in no event less than the statutory claim reserve as indicated by the Annual Statement filed by each Reinsured in its state of domicile as of the Effective Date (excluding Loss Adjustment Expense reserves),minus

                           (iii) The statutory claim reserve (excluding Loss
                  Adjustment Expense reserves) as indicated by the Annual Statement of each Reinsured in its state of domicile for the immediately preceding calendar year, but in no event less than the statutory claim reserve as indicated by the Annual Statement filed by each Reinsured in its state of domicile as of the Effective Date (excluding Loss Adjustment Expense reserves).

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         For avoidance of doubt, that part of the Reinsurance Allowance set forth in this Article 7, paragraph (1)(c) represents payment in satisfaction of the Loss Adjustment Expenses incurred by or on behalf of the Reinsureds under this Agreement relating to the Policies. No additional amount of Loss Adjustment Expense shall otherwise be due to the Reinsureds. However, the Reinsurer and the Reinsureds agree that all Loss Adjustment Expense reserves immediately prior to the Effective Date were transferred to the Reinsurer as part of the Initial Premium.

Subject to the annual limit of the Reinsurance Allowance set forth in paragraph
(4) below, the Reinsurer, in its sole discretion, shall calculate and determine such Reinsurance Allowance on a monthly basis in arrears ("MONTHLY PAYMENT"). The Reinsurer shall include in any such monthly calculation of the Monthly Payment, a proportionate amount equal to the amounts to be added or deducted from the Reinsurance Allowance as set forth in paragraphs (2) and (5) below. On the monthly calculation statement occurring on the 5th business day of March, the Reinsurer shall recalculate the Reinsurance Allowance for the prior calendar year on an annualized basis relating to such prior calendar year and make such adjustments to the calculated Reinsurance Allowance as are necessary to satisfy the Reinsurer's obligations under this Article 7 relating to the prior calendar year. In the event payment is due as a result of the annual adjustment, such payment shall be made at the time of the statement including the adjustment. In the Reinsurer's sole discretion, each month, the Reinsureds may retain an amount equal to the Monthly Payment from the Net Premiums due and owing the Reinsurer for that month. At any time and for any reason, the Reinsurer may direct the Reinsureds in writing to cease retaining the Monthly Payment from the Net Premiums each month, in which case, the Reinsurer shall make the Monthly Payment to the Reinsureds as set forth in Article 20.

2. In addition, and under the terms set forth in paragraph (1) above, in each of calendar years 2002 and 2003 a fixed amount of $2,000,000 per year, shall be added to the total Reinsurance Allowance payable to the Reinsureds, and in each of calendar years 2004, 2005, 2006, and 2007, a fixed amount of $1,200,000 per year shall be deducted from the total Reinsurance Allowance payable to the Reinsureds.

3. The amount calculated for the calendar year 2002 under (1)(a) above shall be increased by an amount equal to the excess of the actual commission paid by the Reinsureds in the aggregate to its producers on Policies in 2002 over 12.4% of Net Premiums for 2002.

4. For the avoidance of doubt, the Reinsurance Allowance is estimated to reimburse the Reinsureds' for expenses related to commissions and expenses incurred for renewing policies. However, in no event shall the Reinsurance Allowance calculated by the above formula for any calendar year after 2002 exceed 25% of Net Premiums received by the Reinsurer during such calendar year. For the avoidance of any doubt, there shall be no carryforward or carryback of any Reinsurance Allowance capped as a result of the foregoing limitation.

5. To the extent that the Reinsurer exercises any of its rights under Article 22 -Claims Handling and incurs any fees, costs and expenses in connection therewith, such fees, costs or expenses shall be deducted from the Reinsurance Allowance as set forth in paragraph (1) above.

                         ARTICLE 8 - EXPERIENCE ACCOUNT

1. A notional "EXPERIENCE ACCOUNT" shall be created by the Reinsurer as at the Effective Date of this Agreement and shall be maintained by the Reinsurer until all obligations of the Reinsurer hereunder have been satisfied or discharged in full.

2. The balance of the Experience Account shall be calculated by the Reinsurer and as of any date shall be equal to:



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         (a) $567,737,965.34 credited as of February 20, 2002 and $2,422,302 credited as of March 7, 2002, such amounts representing 100% of the Initial Premium actually transferred to and received by the Reinsurer on the Payment Date plus the Interest, plus

         (b) 100% of funds withheld payments made to Reinsurer (not including amounts deemed received due to set off of Ultimate Net Loss against the FWA by the Reinsurer) pursuant to Article 6, paragraph 3(a) or (b), plus

         (c) 100% of Net Subject Premiums received by the Reinsurer on or after the Effective Date, less

         (d) 100% of Ultimate Net Loss paid by the Reinsurer (not including amounts deemed received due to set off of Ultimate Net Loss against the FWA by the Reinsurer) ), less

         (e) 100% of the Reinsurer's Charge as set forth in Article 9 herein, less

         (f) 100% of any brokerage payments made by the Reinsurer, not to exceed $50,000 per annum for the first six years of this Agreement, plus

         (g) The cumulative Experience Account Investment Return applied to
         (a)-(f) above.

                         ARTICLE 9 - REINSURER'S CHARGE

1. The Reinsurer shall calculate an annual Reinsurer's Charge and deduct same from the Experience Account in quarterly installments, on each January 1st, April 1st, July 1st, and October 1st, in respect of each calendar year until the Reinsurer's obligations hereunder have been extinguished. The Reinsurer's Charge, for any calendar year shall be calculated as the sum of the following:

         (a) A BASE FEE according to the following schedule:

                           (i) $2,800,000, payable in each of the first seven
                  (7) calendar years, then

                           (ii) $3,360,000, payable in each of the next two (2)
                  calendar years, then

                           (iii) $4,032,000, payable in each of the next two (2)
                  calendar years, then

                           (iv) $5,376,000, payable in each calendar year
                  thereafter; plus

         (b) A RESERVE CHARGE, being a percentage of total statutory reserves ceded to the Reinsurer hereunder, as defined and included in the Annual Statements appropriately prepared and filed by the Reinsureds in their state of domicile at the end of the immediately preceding calendar year, according to the following schedule:

                           (i) 0.400%, payable in each of the first seven (7)
                  calendar years, then

                           (ii) 0.480%, payable in each of the next two (2)
                  calendar years, then

                           (iii) 0.600%, payable in each of the next two (2)
                  calendar years, then

                           (iv) 0.800%, payable in each calendar year
                  thereafter; plus

         The Reserve Charge shall be calculated on a provisional basis on January 1 of each year for the prior year. On March 1 of each year, the provisional calculation of the Reserve Charge shall be



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         adjusted to reflect the actual reserve figures.

         (c) A CAPITAL CHARGE, being a percentage of the Notional Capital Amount at the end of the immediately preceding calendar year, according to the following schedule:

                           (i) 2.400%, payable in each of the first seven (7)
                  calendar years, then

                           (ii) 2.800%, payable in each of the next two (2)
                  calendar years, then

                           (iii) 3.200%, payable in each of the next two (2)
                  calendar years, then

                           (iv) 4.000%, payable in each calendar year
                  thereafter; plus

         (d) An annual Contract Maintenance Fee of $375,000; plus

         (e) Actual costs incurred by the Reinsurer in respect of the Security as set forth in Article 41 of this Agreement.

2. Calendar year 2001 shall be deemed to be the "first" year hereunder and the Reinsurer's Charge for the "first" and "second" calendar years shall be deducted quarterly in 2002 (except that the January 1, 2002 deduction shall be deducted on February 20, 2002). For the "first" year only, the Base Fee, Reserve Charge, Capital Charge, and Contract Maintenance Fee shall be 50% of the amounts specified (1)(a) through (d) above, and shall be based upon the statutory reserves ceded to the Reinsurer hereunder and the Notional Capital Amount as of December 31, 2001.

                      ARTICLE 10 - NOTIONAL CAPITAL AMOUNT

1. The "Notional Capital Amount" shall be calculated on a provisional basis on January 1 of each year as of December 31st of the prior year. On March 1 of each year, the provisional calculation of the Notional Capital Amount shall be adjusted to reflect the actual reserve and Net Premiums figures.

2. The Notional Capital Amount as of any date shall be calculated as 200% of the sum of:

         (a) 2.0% of the total statutory reserves ceded to the Reinsurer hereunder, included in the most recent Annual Statements appropriately prepared and filed by the Reinsureds in their states of domicile as of the date of calculation, plus

         (b) 5.0% of the statutory claim reserves ceded to the Reinsurer hereunder, included in the most recent Annual Statements appropriately prepared and filed by the Reinsureds in their states of domicile as of the date of calculation, plus

         (c) 25.0% of the first $50 million of Net Premiums in the calendar year preceding such date, plus

         (d) 15.0% of the excess, if any, over $50 million of Net Premiums in the calendar year preceding such date.

                           ARTICLE 11 - LIMIT ACCOUNT

1. A notional "LIMIT ACCOUNT," shall be calculated by the Reinsurer as of the Effective Date of this Agreement and maintained until all obligations of the Reinsurer hereunder have been satisfied or discharged in full as follows:

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2.   The Limit  Account  balance  shall be  calculated  by the  Reinsurer and as of any date shall be equal to the following:

         Part I: 1) ILA (which is defined in Article 12 and which is credited to the Limit Account on the Effective Date), plus

                   2) The Initial Premium, plus

                   3) 100% of the Net Subject Premiums actually received and
                      retained by the Reinsurer on or after the Effective Date, plus

                   4) The cumulative Annual Limit Account Investment Credits on and after the Effective Date;

                                    LESS

         Part II: 100% of Ultimate Net Loss, including any amounts set off by Reinsurer against the FWA, the Experience Account, or any other amounts owed the Reinsurer.

3. All premiums are deemed to be credited to and all Ultimate Net Losses are deemed to be debited from the Limit Account at the exact time when such premiums and Ultimate Net Losses are credited to and debited from, respectively, the Experience Account, provided however that the Initial Premium shall be deemed credited to the Limit Account on the Effective Date. The Annual Limit Account Investment Credit, if any, shall be credited to the Limit Account on December 31 of the year for which the credit was calculated.

                      ARTICLE 12 - INCREMENTAL LIMIT AMOUNT

The Incremental Limit Amount ("ILA") shall be equal to $200 million, subject however, to any reduction pursuant to Articles 17 and 18 herein.

               ARTICLE 13 - ANNUAL LIMIT ACCOUNT INVESTMENT CREDIT

The "ANNUAL LIMIT ACCOUNT INVESTMENT CREDIT" shall be calculated by multiplying the average daily balance (excluding the Annual Limit Account Investment Credit for that year) of the Limit Account for that year, or portion thereof, by 4.5% per annum.

              ARTICLE 14 - REINSURER'S AGGREGATE LIMIT OF LIABILITY

Notwithstanding any other provision of this Agreement, in no event shall the Reinsurer's Aggregate Limit of Liability at any time under or related to this Agreement be greater than the amount in Part I of the Limit Account, as set forth in paragraph (2) of Article 11 herein.

                            ARTICLE 15 - DEFINITIONS

Some of the capitalized terms used in this Agreement are defined in this Article 15.

1. "ANNUAL LIMIT ACCOUNT INVESTMENT CREDIT" shall mean that amount determined pursuant to Article 13, herein.

2. "ANNUAL STATEMENT" means the Annual Statement prepared in accordance with the rules of the National Association of Insurance Commissioners and filed with the appropriate insurance regulatory



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authorities or departments of insurance. If the Annual Statement blank is changed or modified, such that any item described herein does not appear on the pages, exhibits, columns and lines referred to herein, or if it should be eliminated or combined with other amounts or if the basis set out in the Annual Statement blank for calculation of any item herein should be modified so that the calculation is not consistent with the calculation of such item described herein, then such item will be determined in accordance with a method proposed by the Reinsureds with the consent of the Reinsurer, which consent shall not be unreasonably withheld.

3. "BENCHMARK HEDGES" shall mean any commonly used investment instrument or derivative instrument used specifically to extend or reduce the duration of, or manage the credit risk of, the Benchmark Investment Portfolio in order to more closely match the anticipated future Net Subject Premium less Ultimate Net Loss hereunder.

4. "BENCHMARK INVESTMENT PORTFOLIO" shall mean the notional investment portfolio consisting of publicly available indices, which will, in the aggregate:

         (a) Approximately cash match the future Net Subject Premium less Ultimate Net Loss hereunder; and

         (b) Have an average credit quality of AA/Aa2 by Standard and Poor's/Moody's.

The Benchmark Investment Portfolio and Benchmark Hedges shall be evaluated, and adjusted as necessary, at least once annually, more often if deemed necessary by the Reinsurer, such that conditions (a) and (b) above are met. To the extent that public indices are not available (including at the durations of the Net Liability), the Reinsurer may use alternatives which, in its sole discretion, would replicate a reasonable asset-liability matching investment strategy for the Policies.

5. "EXPERIENCE ACCOUNT INVESTMENT RETURN" for any period shall be equal to the total return for that period (calculated from the dates of deposit into or withdrawal from the Experience Account or more frequently as may otherwise be mutually agreed) on the Benchmark Investment Portfolio, as described above, plus or minus (as the case may be) any gains or losses on Benchmark Hedges used by the Reinsurer in its reasonable discretion, less 20 basis points per annum.

For the avoidance of doubt, the Experience Account is a notional account, reflecting the accumulated cash flows and charges as described in Article 8. At all times, the Experience Account Investment Return will contain a market value adjustment component and a yield to maturity component, reflecting the most currently available market rates and values of the Benchmark Investment Portfolio.

6. "ECO LOSS" shall mean all actual, potential, or threatened damage, loss, cost, expense or liability of either Reinsured, of any form or nature whatsoever, whether in contract, tort, or otherwise, that arises out of or in any way relates to any act, error, omission, conduct, misconduct or inaction of the Reinsured or anyone acting on behalf of the Reinsured (whether by actual or apparent authority of the Reinsured) under or relating to the Policies (including, loss or liability arising because of the failure by the Reinsured to settle within the limit of any Policy, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement, or in the preparation of the defense or, as the case may be, declaratory claim or in the trial of any action in respect of a policyholder or in the preparation or prosecution of an appeal consequent upon such action), other than (a) Loss Adjustment Expenses and (b) benefits or liability under the Policies in accordance with their strict terms. For the avoidance of doubt, ECO Loss includes (x) amounts paid in settlement of claims that seek or purport to assert liability of the Reinsured for amounts that, if such claim were proved, would be ECO Loss, (y) all costs, charges, and expenses, including without limitation attorneys' fees, of the Reinsured in defending any such claim (including

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expenses that might otherwise be categorized as Loss Adjustment Expenses but for the fact that they were incurred in connection with an ECO Loss), and (z) excess judgements of any kind.

7.   "INSOLVENCY EVENT" shall mean with respect to either Reinsured,

         (a) A winding up petition is presented against such Reinsured, a provisional liquidator is appointed in respect of such Reinsured, such Reinsured is placed into administration, administrative receivership, rehabilitation, liquidation, conservatorship, receivership (or the like), in relation to all or any part of its affairs or any other similar or equivalent event under the law of any competent jurisdiction in the United States; or

         (b) Such Reinsured becomes subject to any other similar insolvency process (whether under the laws of any competent jurisdiction in the United States or elsewhere); or

         (c) Such Reinsured is unable to pay its debts as and when they fall due in accordance with the terms of the debt obligations; or

         (d) A department of insurance or commissioner thereof having jurisdiction over such Reinsured determines that the Reinsured is statutorily insolvent, financially impaired, has failed to cure a deficiency within the time prescribed, has failed to comply with an order of such department of insurance or commissioner thereof, or otherwise determines that grounds exist for conservation, rehabilitation or liquidation of such Reinsured under applicable insurance statutes.

8. "LIMIT AMOUNT DEDUCTION" for any calendar year (or any part thereof) shall be equal to 50% of the difference between the Rate Adjusted Net Premiums for that year (or part thereof) and the Net Premiums for that year (or part thereof), discounted from the middle of that year (if a full calendar year, or the middle of such shorter period of time, if less than a full calendar year) back to December 31, 2001 at an effective annual interest rate of 4.5%. The sum of all Limit Amount Deductions shall not exceed the ILA. A Limit Amount Deduction shall only occur as a result of a Regulatory Risk Event or Material Breach Event.

9. "LOSS ADJUSTMENT EXPENSES" shall mean all costs and expenses incurred by either Reinsured (or on its behalf) in connection with the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of any claim or loss which arises under the Policies or incurred in connection with declaratory judgment actions with respect to the Policies, including court costs and costs of supersedeas and appeal bonds and shall include (a) pre-judgment interest, unless included as part of the award or judgment; and (b) post-judgment interest. As used herein, "SUPERSEDEAS BOND" shall mean a bond required of one who petitions to set aside a judgment or execution and from which the other party may be made whole if the action is unsuccessful. The terms Loss Adjustment Expense shall include all such claim or loss expenses, except the salaries of the Reinsureds' employees (including, but not limited to, in house counsel, medical bill reviewers and claims investigators), office expenses, overhead and other expenses of the Reinsured generally treated as unallocated loss adjustment expenses (collectively, the "OVERHEAD EXPENSES"); provided, however, that to the extent that all or any portion of such Overhead Expenses are allocated by the Reinsured on its books and records to any specific claims or losses arising under the Policies, such Overhead Expenses shall be treated as Loss Adjustment Expenses. Loss Adjustment Expenses shall also include any payments made under the Policies, which exceed the benefit provisions of the Policies as a result of deviation from the Claims Guidelines (as defined in Article 22).

10. "MATERIAL BREACH EVENT" shall have the meaning given to it in paragraph (4) of Article 18 -Required Premium Rate Increases.

11.  "NET LIABILITY" shall mean the Net Subject Premiums less Ultimate Net Loss.

12. "NET PREMIUMS" shall mean gross premiums written (including waived premiums) collected under the Policies after the Effective Date, less return premiums, less premiums for reinsurance which would inure to the benefit of the Reinsurer under this Agreement (whether or not such reinsurance is collectible), plus expense allowances received under any such reinsurance. For the avoidance of any doubt, Net Premiums do not include the Initial Premium.

13. "NET SUBJECT PREMIUMS" shall mean Net Premiums less the Reinsurance Allowance less Federal Excise Taxes paid with respect to the Net Premiums.

14.  "PAYMENT DATE" shall mean February 20, 2002.

15. "PTNAIC/COLI INVESTMENTS" shall mean the life insurance policies issued by American General Insurance Company and held by PTNAIC as listed in Appendix C.

16.  "PTAC" shall mean Penn Treaty American Corporation.

17. "QUALIFIED SECURITIES" shall mean securities that are acceptable to the Reinsurer in its sole discretion as part of the Initial Premium

18. "QUALIFIED UNITED STATES FINANCIAL INSTITUTION" shall mean an institution that meets the following qualifications:

         (a) Is organized or, in the case of a United States office of a foreign banking organization, licensed, under the laws of the United States or any state thereof;

         (b) Is regulated, supervised and examined by the United States Federal or state authorities having regulatory authority over banks and trust companies;

         (c) Has been determined by either the appropriate insurance regulatory authorities or the NAIC Securities Valuation Office or a successor thereto to meet the standards of condition and standing as are considered necessary and appropriate to regulate the quality of financial institutions whose Letters of Credit will be acceptable to the appropriate insurance regulatory authorities.

19. "RATE ADJUSTED NET PREMIUMS" shall mean the Net Premiums that would have been charged to the Reinsured's policyholders had the Reinsured filed for and been granted Obligatory Premium Rate Increases in accordance with Article 18 herein (whether or not such filing is made or such increase is granted). The Parties agree that for the purposes of determining the Rate Adjusted Net Premiums, the Reinsured shall be deemed to have been granted rate increases in respect of any Obligatory Premium Rate Increase filing on the earlier of (i) the date such filing was actually granted or (ii) 180th day subsequent to the Mandatory Filing Date (hereinafter defined in Article 18).

20. "REGULATORY RISK EVENT" shall have the meaning given to it in paragraph (2) of Article 17 - Regulatory Risk.

21. "ULTIMATE NET LOSS" shall mean on a cumulative basis, the actual benefit or loss (including waived premiums incurred on or after the Effective Date, but excluding all Loss Adjustment Expenses) actually paid (or deemed to be paid in the case of waived premiums) by or on behalf of the Reinsureds on Policies on or after the Effective Date, after making deductions for all recoveries, subrogations, salvage, and all Other Reinsurance, as hereinafter defined, whether or not collectible. Ultimate Net Loss shall not include any amount paid or settled by or on behalf of the Reinsureds and specifically excluded by
Article 5 of this Agreement.

                            ARTICLE 16 - POLICY FORMS

Each of the Reinsureds covenants and agrees that it shall not effect any material amendment, modification or other change in the terms, coverages, conditions, limitations or exclusions in any of the Policies or in any Policy form issued in connection with the Policies, without the prior written consent of the Reinsurer, which consent can be granted or withheld in Reinsurer's sole discretion, for any reason or no reason, except, however, for any such change that is explicitly provided for and required by applicable law or insurance regulation. If the Reinsured has effected any prohibited material amendment, modification or other change to any of the Policies without first securing the Reinsurer's prior written consent, the reinsurance provided under this Agreement, and the Reinsurer's liability with respect thereto, will cover Ultimate Net Loss arising from such Policies determined as if such amendment, modification or change had not been made, and the Ultimate Net Loss will be limited to covering the amount that the Reinsured would have been required to pay under the Policy or Policy form as originally filed prior to such material amendment, modification or other change. In no event shall the Reinsurer be liable for any increased amount of Ultimate Net Loss arising out of or relating to the Reinsured's liability under the Policy effected with such material amendment, modification or other change made without the Reinsurer's prior written consent ("INCREASED ULTIMATE NET LOSS"). If, after reasonable investigation and examination, the Parties are unable to determine the Increased Ultimate Net Loss, then the Reinsurer shall make a good faith determination of Increased Ultimate Net Loss arising out of or relating to such Policies, which shall be used by the parties in their calculations hereunder.

                          ARTICLE 17 - REGULATORY RISK

1.   Each of the Reinsureds represents and warrants that:

         (a) At the Effective Date, each of their long-term care Policy forms is a guaranteed renewable accident and health policy form, and as such are eligible for actuarially supported premium rate increases (which may arise, among other reasons, from adverse deviation in actual claims experience or from changes in future expected claims experience) under statutory practices and procedures in all jurisdictions in which the Reinsureds are licensed to conduct business; and

         (b) They have been successful in obtaining premium rate increases historically, and have not been subjected to significant risk arising from (i) regulatory action that is inconsistent with established statutory practices and procedures or (ii) insurance legislation that has prevented their ability to obtain all or the majority of their requested premium rate increases.

2. "REGULATORY RISK EVENT" shall mean the failure to obtain an Obligatory Premium Rate Increase as a result of any matter beyond the reasonable control of the Reinsureds, including any changes in applicable statute, law, rule, regulation, governmental practice, policy and procedure, NAIC-adopted model law, or regulatory action or inaction, affecting the Reinsureds' Policies, products or rates.

3. Whenever a Regulatory Risk Event occurs, a reduction shall be made to the Reinsurer's Aggregate Limit of Liability under Article 14 of this Agreement, as measured at the Effective Date or any date thereafter, and will be calculated as a reduction to the ILA, in that the ILA shall be reduced by the sum of all Limit Amount Deductions, notwithstanding the initial value of the ILA as defined in
Article 12 herein.

4. The Reinsureds and the Reinsurer consider the provisions of this Agreement relating to Regulatory Risk Event to be in full compliance with the guidelines of Financial Accounting Standards Board Statement No. 61 and Statutory Accounting Practices and Procedures Manual -- Appendix A-791.

                       ARTICLE 18 - PREMIUM RATE INCREASES

1.   Rate Increase Review:

         (a) In order to assure the Reinsureds' regular review of the performance of the Policies, each Reinsured covenants and agrees that it shall conduct an analysis of the Policies to ascertain their actual to expected loss experience no less often than once every six (6) months (the "SEMI-ANNUAL Review"), which analysis shall be conducted over the course of no more than thirty (30) days and subject to audit by the Reinsurer in accordance with Article 32 - Audit and Access to Records.

         (b) Each Reinsured further covenants and agrees that it shall conduct an analysis of the underlying actuarial assumptions of the Policies to ascertain the future morbidity experience no less than once annually (the "ANNUAL REVIEW"). The Annual Review shall be conducted prior to March 31 of each year for the calendar year ending on the immediately preceding December 31, which analysis shall be conducted over the course of no more than thirty (30) days and subject to audit by the Reinsurer in accordance with Article 32 - Audit And Access To Records.

         (c) Failure to conduct either the Semi-Annual Review or the Annual Review (collectively, the "Reviews") shall be considered a material breach of this Agreement.

2.   Obligatory Premium Rate Increases:

         (a) The Reinsureds shall use best efforts in good faith to file and obtain approval for increases in premium rates on the Policies to maintain, from the Effective Date, the lifetime and prospective loss ratios (based upon revised actual and expected experience) for the Policies at the level approved by the relevant regulatory authorities in the most recent filing of the relevant Policy form prior to the Effective Date.

         (b) In the event that, and as a result of the Reviews, either Reinsured would reasonably be required to file and obtain approval for premium rate increases for the Policies, the Reinsureds shall submit any such premium rate increase filing no later than thirty (30) days following such determination (to wit, no more than sixty (60) days following the commencement of any such review) (the "MANDATORY FILING DATE"). If no such review is conducted or commenced (whether or not in violation of this Agreement), the Mandatory Filing Date shall be deemed to be the sixtieth (60th) day following the end of such a review required pursuant to this Agreement.

         (c) In furtherance and not in limitation of the foregoing paragraphs
         (a) and (b), the Reinsureds shall be obligated to file for increases in premium rates on the Policies in each jurisdiction, if at any time, either Reinsured or the Reinsurer has reason to believe that future experience is likely to be worse than projected at the Effective Date, or upon the date of the most recent rate increase approval if later, and that such deterioration in expected experience would justify an increase in premium rates of 5% or more on any individual policy form if filed by the Reinsured (an "OBLIGATORY PREMIUM RATE INCREASE").

         (d) As a matter of determination and example only, the Parties agree that they shall be deemed to have a "reason to believe" that future morbidity experience is likely to be worse than projected if, at the end of any calendar year, the ratio of (i) divided by (ii) is greater than 105%, given:

                           (i) the actual paid claims on new claims incurred
                  since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, plus the claim reserve at the end of that calendar year in respect of claims since the Effective

                  Date or since the end of the calendar year of the most recent premium rate increase, if later, calculated in accordance with the financial information contained in PTAC's forms 10Q and 10K, and

                           (ii) the expected paid claims on new claims expected
                  to be incurred since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, plus the claim reserve at the end of that calendar year in respect of claims incurred since the Effective Date or since the end of the calendar year of the most recent premium rate increase, if later, calculated in accordance with the financial information contained in PTAC's forms 10Q and 10K.

         (e) The amount of the Obligatory Premium Rate Increase as set forth in this paragraph (2), shall not be less than the rate increase which would, if approved, project the prospective loss ratio of the Policies to be the prospective loss ratio shown in the most recent premium rate increase filings, or in the original filing of the relevant policy form if no previous rate increase has taken place, as measured from the Mandatory Filing Date.

         (f) All determinations affecting whether to seek increases in premium rates, or the amount of such increases, shall be based on actuarial assumptions ultimately agreed upon by the Reinsurer and the Reinsureds, including consideration of input from state regulatory agencies and actuaries as may occur. Any dispute regarding actuarial assumptions or determinations shall be resolved in accordance with Article 33 - Arbitration. For the avoidance of any doubt, any resolution of such Arbitration in favor of the Reinsurer with regard to actuarial assumptions underlying any filing pursuant to this Article 18, shall obligate the Reinsureds to file for premium rate increases, no later than thirty (30) days following such resolution, in accordance with this Article 18.

         (g) Failure by either Reinsured to comply with their obligations under this paragraph (2) shall be considered a material breach of this Agreement.

         (h) In the event that either of the Reviews, or any other analysis that may be performed, indicates that a premium rate increase of less than 5% would be justifiable, the Reinsured may file for such a rate increase at its own discretion, but failure to file for such an increase or failure to obtain such an increase will not be considered a breach of this Agreement.

3. A "MATERIAL BREACH EVENT" shall mean the failure to file and obtain an Obligatory Premium Rate Increase for any reason, including but not limited to a breach by either Reinsured of its obligation under the immediately preceding paragraphs (1) and (2) of this Article; provided however, that a Material Breach Event shall not include the failure to obtain an Obligatory Rate Increase as a result of a Regulatory Risk Event, or as a result of and during the pendency of (and for a reasonable period after termination of) any BONA FIDE dispute being arbitrated pursuant to the terms of this Article 18 or Article 33.

4. Whenever a Material Breach Event occurs, in addition to any other remedy available to the Reinsurer in law or in equity, a reduction shall be made to the Reinsurer's Aggregate Limit of Liability under Article 14 of this Agreement and will be calculated as a reduction to the ILA, in that the ILA shall be reduced by the sum of all Limit Amount Deductions, notwithstanding the initial value of the ILA as defined in Article 12 herein. The Reinsureds and the Reinsurer consider the provisions in this Agreement regarding protection from a Material Breach Event to be in full compliance with the guidelines of Financial Accounting Standards Board Statement No. 61 and Statutory Accounting Practices and Procedures Manual -- Appendix A-791.

                         ARTICLE 19 - OTHER REINSURANCE

1. As of the Effective Date, the Reinsureds have in force, with respect to the Policies, certain reinsurance coverage ("IN-FORCE REINSURANCE") that it has represented to the Reinsurer will continue in force under reinsurance agreements that are listed in Appendix D.

2. The Reinsureds shall not procure, place or cede any reinsurance without specific prior written permission from the Reinsurer.

3. With respect to In-force Reinsurance or reinsurance that is negotiated thereafter with respect to the Policies (together "OTHER REINSURANCE"), the Reinsureds shall ensure that:

         (a) The Reinsureds assign all reinsurance proceeds under the Other Reinsurance to the Reinsurer;

         (b) The Reinsureds shall maintain such Other Reinsurance, and shall not commute, terminate or otherwise permit same to expire or lapse without the express prior written consent of the Reinsurer (which consent shall be granted or denied in the Reinsurer's sole discretion), and shall comply in all respects with such agreements to ensure that they remain in full force and effect;

         (c) Such Other Reinsurance shall inure to the Reinsurer's benefit and allowed as an offset to Reinsurer's obligations under this Agreement, whether or not it is collectible;

         (d) Any such Other Reinsurance must comply with applicable laws and regulations, including all regulatory approval requirements.

                      ARTICLE 20 - REPORTS AND REMITTANCES

1. During the term of this Agreement, each Reinsured shall render a report to the Reinsurer on or before the 5th business day of each month (the "Monthly Report") on forms reasonably acceptable to the Reinsurer, setting forth the following information with respect to the prior month or as of the end of the prior month (as the case may be):

         (a) Net Premiums during the calendar month;

         (b) Ultimate Net Loss and Loss Adjustment Expenses in connection with the Policies paid by or on behalf of the Reinsureds during the calendar month;

         (c) Reinsurance Allowance, calculated pursuant to Reinsurer's instructions;

         (d) Unearned premium and outstanding loss reserves on the Policies as of the end of the calendar month, if any;

         (e) amount of the FWA as of the end of the calendar month, if any; and

         (f) along with the reports described above in items (1)(a) - (d), the Reinsureds shall provide Policy year to date, as well as calendar month, totals in connection with the Policies for items (1)(a) - (d).

2. Within thirty (30) days of the commencement of the Rate Increase Reviews conducted pursuant to Article 18, the Reinsureds shall render a report to the Reinsurer, containing the results of such review, including the projected morbidity and other experience and any warranted premium rate increases.

2. Except as otherwise provided in this Agreement, if the Reinsurer has any liability to the Reinsureds under this Agreement, the Reinsurer shall remit monies currently due the Reinsureds within five (5) business days after receipt of the Monthly Report.

3. If the Reinsureds have any liability to the Reinsurer under this Agreement, the Reinsureds shall remit monies currently due the Reinsurer on the same day as the Monthly Report is provided.

4. The Reinsureds shall each furnish to the Reinsurer all information that the Reinsurer reasonably requires in order for the Reinsurer to prepare its financial reports in accordance with the accounting reporting requirements of the Reinsurer, including but not limited to that information necessary to complete an actuarial opinion in the form and substance similar to that required were the Reinsurer domiciled in the United States.

5. The Reinsureds covenant and agree that each shall notify the Reinsurer within twenty-four (24) hours after such Reinsured receives notice of any regulatory action, order, proceeding, or planned or threatened regulatory intervention or oversight by any regulatory agency having jurisdiction over such Reinsured in connection with its financial condition or market conduct, including, but not limited to, any notice of impairment, corrective order, risk based capital deficiency, or other similar threatened regulatory action. Each Reinsured further covenants and agrees to send written notice of any regulatory action to the Reinsurer within five (5) business days of giving the twenty-four (24) hour notice if such notice was not in writing, and to the extent allowed by applicable law, also to send copies of any documentation received from the applicable regulatory agency in connection with the regulatory action intervention or oversight.

6. Failure to comply with the covenants set forth in this Article 20, if remaining uncorrected 30 days following written notification by the Reinsurer, shall constitute a material breach of this Agreement. The Reinsureds shall not willingly or willfully delay immediate correction of any known breach. Failure to comply with the covenants set forth in Article 20, paragraph 6 shall constitute a material breach of this Agreement in the event that the facts giving rise to the regulatory action remain uncorrected for 30 days or, in the event that the notice of regulatory action received by the Reinsured reflects a material change to the ability of the Reinsured to administer the Policies in a particular state, reflects regulatory action order, proceeding, or planned or threatened regulatory intervention or oversight by any regulatory agency relating to this Agreement, such failure to comply with Article 20, paragraph 6 shall constitute a material breach if uncorrected within 3 business days, with or without notification by the Reinsurer.

7. The Reinsureds shall provide additional reporting as reasonably requested by Reinsurer on an ad hoc basis. Such ad hoc reports shall be provided within five
(5) business days of the reporting request, unless it is impracticable to do so and the Reinsureds have communicated the impracticability and an alternate delivery schedule has been agreed to by the parties.

                          ARTICLE 21 - LOSS SETTLEMENTS

1. Subject to the limitations and conditions in this Agreement, including but not limited to Articles 5, 16, 18, and 22:

         (a) the liability of the Reinsurer shall follow that of the Reinsureds;

         (b) any settlement made by or on behalf of the Reinsureds of any claim or loss which is alleged to arise under the Policies shall be binding upon the Reinsurer, whether under the strict Policy conditions (including, but not limited to, the general and specific stipulations, clauses, waivers, extensions, modifications and endorsements of any of the Reinsureds' Policies), or by way of compromise in the ordinary course (excluding, EX GRATIA payments).

2. For the avoidance of any doubt, nothing in this Article 21 shall obligate the Reinsurer to indemnify the Reinsureds for any ECO Loss.

3. The Reinsureds shall notify and advise the Reinsurer promptly of all losses which, in either Reinsured's opinion, may result in a claim hereunder and of all subsequent developments thereto which, in either Reinsured's opinion, may materially affect the Reinsurer's position. The Reinsurer shall have the right of association as set forth in Article 24 - Right of Association.

                          ARTICLE 22 - CLAIMS HANDLING

1. Except as otherwise provided in this Agreement, the Reinsureds will continue to assume responsibility for the investigation, adjustment, defense and settlement obligations under the Policies, and shall provide all servicing of the Policies in the ordinary course of their business and in a manner consistent with this Article 22.

2. Each Reinsured covenants and agrees that its claims administration practices and procedures shall not materially deviate from and shall substantially conform to those claims administration practices and procedures adopted by the Reinsureds (as may be modified to reflect changes required by the Reinsurer pursuant to paragraph 3 of this Article 22), and approved by the Reinsurer ("CLAIMS GUIDELINES").

3. The Reinsureds agree that the claims guidelines adopted by the Reinsureds prior to the Effective Date shall be audited by the Reinsurer at the Reinsurer's cost and expense within twelve (12) months of the Effective Date. The Reinsurer may require changes to such claims guidelines within this twelve (12) month period, which shall be promptly implemented and adopted by the Reinsureds.

4. Each Reinsured shall maintain, at a minimum, no lesser level of performance in claims handling than was in place on the Effective Date.

5. Each Reinsured further covenants and agrees to use best efforts to provide prompt, accurate and quality claims administration services in accordance with its obligations under this Agreement generally, and more specifically, the Claims Guidelines. Each Reinsured shall commit and devote sufficient time and effort, and shall utilize and allocate sufficient, competent management, personnel and other resources as may be necessary or advisable to perform its obligations under this Agreement.

6. Failure to comply with the covenants set forth in this Article 22 shall constitute a material breach of this Agreement. Remedies available to the Reinsurer for such breach include, but are not limited to those contained in
Article 25, and in paragraphs (8), (9) and (11) of this Article 22.

7. The Reinsurer or its designee shall have the right at its cost and expense to audit and inspect the Reinsureds' claims administration practices and procedures from time to time as the Reinsurer may deem desirable and Reinsureds shall at such time provide regular and open access to the Reinsureds' books, records, systems and personnel, whether or not such books, records, systems and personnel are in the custody and control of the Reinsured.

8. The Reinsurer shall have the right to: (i) take control of claims administration and/or (ii) replace either or both of the Reinsureds as claims administrator with a substitute claims administrator, which is duly licensed to administrate claims in each of the Reinsureds' licensed jurisdictions, of the Reinsurer's choosing (including Reinsurer or any affiliate as may be allowed by individual state regulation), and/or (iii) institute an oversight process of the Reinsureds as claims administrator, if:

         (a) either Reinsured's NAIC Risk-Based Capital Level falls to the Company Action Level and is not corrected within 30 days, or immediately if the NAIC Risk-Based Capital Level falls to or below the Regulatory Action Level;

         (b) either Reinsured materially breaches any covenant set forth in this
         Article 22;

         (c) for whatever reason, either Reinsured does not commence fulfillment of its duties and obligations provided in this Article 22 or once having commenced such duties and obligations, engages in neglect of its duties and obligations hereunder, or fails or refuses to carry out such duties and obligations hereunder;

         (d) either Reinsured or PTAC experiences any material change, direct or indirect, in its capital stock participation or control, or any material change in its management, directors, officers or key personnel, or if either Reinsured or PTAC or any part of its business is sold, transferred or merged, and the Reinsurer reasonably determines in its sole discretion that such material change has or is likely to have a materially adverse impact on the Reinsurer's interests;

         (e) either Reinsured has taken any action or failed to comply with any applicable law or regulation, the ultimate result of which the Reinsured knew or should have known would cause any governmental or regulatory agency or authority to revoke or suspend the authority of, such Reinsured or place such Reinsured under any supervision or cease and desist order, and the Reinsurer reasonably determines in its sole discretion that such action, noncompliance, supervision or cease and desist order has had, or is reasonably likely to have, a materially adverse impact on the Reinsurer's interests; or

         (f) any Reinsured's directors, officers, principals or key personnel are convicted of a crime involving financial dishonesty or fraud.

Each of the events described in paragraphs (8)(a) through (f) shall be referred to as a "CLAIMS CONTROL EVENT". The ability for the Reinsurer to take control of claims handling and/or replace the Reinsureds in this capacity is a fundamental, bargained-for right under this Agreement. Nothing elsewhere in this Agreement shall conflict with or otherwise limit the Reinsurer's right to control claims administration pursuant to this paragraph (8).

9. In the event of a Claims Control Event, and if the Reinsurer elects its remedy to take control of claims administration, an automatic adjustment shall be made to the Reinsurance Allowance provided under Article 7 of this Agreement such that the Reinsurer shall no longer be obligated to pay that part of the Reinsurance Allowance set forth in Article 7, paragraph (1)(c). The Reinsureds shall be obligated to reimburse the Reinsurer for that amount of expense reasonably incurred in taking control of and handling claims that exceed the sum that would otherwise be payable to the Reinsureds pursuant to Article 7, paragraph (1)(c). Furthermore, the Reinsurer's liability under this Agreement shall be adjusted such that this Agreement will cover Ultimate Net Loss arising from such Policies, determined as if such deviation did not occur and such level of performance had been maintained.

10. The remedies available to the Reinsurer in the event of a Claims Control Event include all such remedies as are available under this Agreement, including but not limited to, those contained in paragraphs (8), (9) and (11) hereof, and any remedies available under law.

11. The Reinsureds shall cooperate fully with the Reinsurer in all reasonable respects in furtherance of the covenants and commitments outlined in this
Article 22. The Parties acknowledge that a breach or threatened breach of the covenants, terms and conditions contained in this Agreement would cause irreparable harm to the Reinsurer and that money damages would not provide an adequate remedy therefor. As such, the Reinsurer shall be entitled to seek and obtain injunctive relief, without the posting of any bond or security, and any other equitable remedies, in addition to any other remedies available by law to enforce any of the foregoing obligations of the Reinsureds and all Reinsurer's remedies with respect thereto.

                      ARTICLE 23 - LOSS ADJUSTMENT EXPENSES

Loss Adjustment Expenses incurred by the Reinsureds pursuant to this Agreement shall be paid by the Reinsureds. Loss Adjustment Expenses are excluded in calculating the Ultimate Net Loss as defined in Article 15, as set forth in
Article 7, paragraph (1)(c).

                  ARTICLE 24 - REINSURER'S RIGHT OF ASSOCIATION

As a condition precedent to the payment by the Reinsurer of any Ultimate Net Loss arising under this Agreement:

         (a) at any time, and from time to time, at the Reinsurer's own expense, the Reinsurer may investigate any claim or claims arising under any Policy and may interpose Reinsurer in any claim adjudication, suit or proceeding, including but not limited to any proceeding where the claim is to be adjudicated, any defenses that it may deem available to the Reinsureds or their respective statutory receiver, conservator, liquidator, rehabilitator (or the like); and

         (b) the Reinsureds or their respective statutory receiver, conservator, liquidator, rehabilitator (or the like), will afford the Reinsurer the opportunity to be associated with the Reinsureds in the manner set forth in the immediately preceding paragraph (a), at the Reinsurer's own expense, and shall cooperate with the Reinsurer in all respects in the investigation and defense of such claim or claims.

                            ARTICLE 25 - COMMUTATION

1. The Reinsureds shall have the right to elect to commute this Agreement only under the following circumstances (each a "Commutation Trigger Event"):

         (a) within the sixty (60) day period following one of the following events:

                           (i) a change of control of either Reinsured,
                  including but not limited to an acquisition, amalgamation, merger or consolidation with any other entity or the sale of all or substantially all of the assets of either Reinsured; or

                           (ii) an Insolvency Event with respect to either
                  Reinsured; or

                           (iii) a material breach of this Agreement by either
                  Reinsured, including without limitation (y) breach of this Agreement's covenants, representations and/or warranties (for the avoidance of any doubt, including but not limited to, failure to comply with Article 18 - Required Premium Rate Increases) and (z) breach of any provision of Article 24 - Reinsurer's Right of Association; and

         (b) so long as no Commutation Trigger Event enumerated in any of
         (1)(a)(i-iii) above has occurred, then, with ninety (90) days prior written notice to the Reinsurer, any December 31 or the next business day, beginning December 31, 2007.

2. The date within the sixty (60) day period following a Commutation Trigger Event designated by the Reinsureds in their notice to commute, or on any December 31 beginning December 31, 2007 on which the Reinsureds have elected to commute, shall be known as the "COMMUTATION DATE".

3. The Reinsureds' right, at their sole option, to commute this Agreement, shall be effective only upon the occurrence of the Commutation Trigger Events and at no other time. For the avoidance of any doubt, should at any time a Commutation Trigger Event enumerated in any of (1)(a)(i-iii) above have occurred, and the Reinsureds have not elected to commute this Agreement within the sixty
(60) day period provided above, neither Reinsured shall thereafter have any right under this Agreement to elect commutation on account of such event.

4. Further, under no circumstance shall there be any right to commute this Agreement in respect of one Reinsured without concurrently commuting this Agreement in respect of both PTNAIC and ANIC.

5. Upon an election to commute this Agreement as provided above, the Parties shall negotiate and execute comprehensive, definitive documentation reasonably satisfactory to the Parties to effect the commutation, settlement and release of their respective obligations and liabilities and upon the execution of such documentation, the Reinsurer shall pay to the Reinsureds the "COMMUTATION PAYMENT" (hereinafter defined). Commutation by the Reinsureds in accordance with this Article 25, and payment by the Reinsurer of the Commutation Payment, if any, shall constitute a complete and final settlement and release of all parties in respect of any and all known and unknown obligations or liability of any nature to the Reinsureds under or related to this Agreement, all as more specifically described in such negotiated definitive documentation.

6. In the event that this Agreement is commuted on or after December 31, 2007, the Commutation Payment shall be equal to the greater of a) $0 (zero) or b) the amount in the Experience Account as of the Commutation Date, plus interest at a rate equal to the then current yield on the 30 day US treasury bill from the effective date of commutation to the payment date.

7. In the event that this Agreement is commuted prior to December 31, 2007, the Commutation Payment shall be equal to the greater of a) $0 (zero) or b) the amount in the Experience Account as of the Commutation Date, plus interest at a rate equal to the then current yield on the 30 day US treasury bill from the effective date of commutation to the payment date, minus $2.5 million per full calendar quarter for the period from the Commutation Date up to December 31, 2007 in lieu of any Reinsurer's Charge that would have otherwise been due and payable during such time period.

8. Upon the occurrence of an Insolvency Event, the Reinsurer shall be deemed to have reserved, and hereby does not waive, any and all rights, remedies and defenses available to the Reinsurer notwithstanding this Article 25.

9. For purposes of determining the composition of premium refund made as Commutation Payment, in determining the components of the notional Experience Account amount, Ultimate Net Losses and the Reinsurer's Charges shall be considered to first offset the Experience Account Investment Income, followed next by the Initial Premium, and finally by the Net Premiums received by the Reinsurer on or after the Effective Date (from earliest to latest year order).

10. Nothing in this Article 25 shall be construed to limit the remedies of the Reinsurer resulting from a breach of this Agreement by either Reinsured or otherwise.

                            ARTICLE 26 - CANCELLATION

1. If any Reinsurance Premium remains unpaid fifteen (15) days after notice of non-payment is first provided by the Reinsurer, the Reinsurer, at its sole option, may cancel this Agreement by providing the Reinsureds written notice of cancellation ("NOTICE OF CANCELLATION"). For the purposes of this Agreement, the Cancellation Date shall be the date that the overdue premium was originally due.

2. Following the delivery of such Notice of Cancellation by the Reinsurer, this Agreement shall automatically be commuted on the sixtieth (60th) day following the Cancellation Date, which date of commutation shall be the "CANCELLATION DATE". On the Cancellation Date, the Reinsurer shall pay to the Reinsureds a "CANCELLATION PAYMENT" equal to the greater of a) $0 (zero) or b) the amount in the

Experience Account as of the Cancellation Date, plus interest at a rate equal to the then current yield on the 30 day US treasury bill for the period from the Cancellation Date to the payment date, minus $2.5 million per full calendar quarter for the period from the Cancellation Date up to December 31, 2007 in lieu of any Reinsurer's Charge that would have otherwise been due and payable during such time period. For the avoidance of any doubt, the Reinsurer shall not be liable for any Commutation Payment in the event of a Cancellation pursuant to this Article 26.

3. Commutation of this Agreement in accordance with this Article 26, and payment by the Reinsurer of the Cancellation Payment, if any, shall constitute a complete and final settlement and release of all parties in respect of any and all known and unknown obligations or liability of any nature to the Reinsureds under or related to this Agreement. In furtherance of the foregoing, the Parties shall negotiate and execute comprehensive and definitive documentation reasonably satisfactory to the Parties to effect the commutation, settlement and release of their respective obligations and liabilities and upon the execution of such documentation, the Reinsurer shall pay to the Reinsureds the Cancellation Payment.

                        ARTICLE 27 - COMMON UNDERSTANDING

The Reinsureds and the Reinsurer hereby acknowledge and agree that this Agreement has been negotiated and entered into in good faith and at arms length. The Reinsureds and the Reinsurer hereby acknowledge and agree that the terms and conditions of this Agreement are fair and reasonable under the circumstances.

                         ARTICLE 28 - UTMOST GOOD FAITH

The performance of obligations by each of the Reinsureds on the one hand, and the Reinsurer on the other hand, arising under or related to this Agreement shall be in accordance with utmost good faith and fair dealing.

               ARTICLE 29 - ADDITIONAL COVENANTS, REPRESENTATIONS
                          AND WARRANTIES OF REINSUREDS

1. Without in any way limiting the application of Article 28 - Utmost Good Faith, each of the Reinsureds further represents and warrants as follows:

         (a) All of the policy forms and riders issued as the Policies are in material compliance with all applicable regulations and laws;

         (b) Each of the Policies was written on a Policy form that currently complies with regulatory requirements in the state of issue;

         (c) The Reinsureds have provided a listing prior to the Effective Date of all market conduct examinations conducted within the last ten (10) years by any regulatory authority having jurisdiction over each Reinsured, and copies of the reports thereon. No material limitation or restriction has been imposed upon either Reinsureds' operations arising out of or related to any policy administration or claims handling practices;

         (d) Neither Reinsured is currently subject to any regulatory action, order or proceeding, and its senior management, officers and directors are not aware of any threatened regulatory action, order or proceeding relating to either Reinsured's financial condition, except as expressly set forth and described in Appendix B;

         (e) This Agreement constitutes the legal, valid and binding obligation of the Reinsureds, enforceable in all respects in accordance with its terms; and

         (f) The regulatory agencies of the Reinsureds' state of domicile, having authority over the Reinsureds and the subject matter of this Agreement, have reviewed and approved this Agreement in accordance with applicable law.

         (g) The Reinsureds have initiated the filing and approval of this Agreement by the regulators in each of the states that have jurisdiction thereover, and are in the process of seeking all required approvals and authorizations thereon. Reinsureds will continue to diligently pursue these approvals until the approval process is completed in the states that require it.



2. Each Reinsured covenants and agrees that neither a Reinsured, nor its affiliates, successors agents or assigns, will initiate or engage in a Program of Internal Replacement that includes any of the Policies reinsured hereunder, unless and until such Reinsured obtains the Reinsurer's prior written consent to initiate or engage in a Program of Internal Replacement. The Reinsurer, in its sole discretion, may determine whether the Reinsureds may initiate or engage in a Program of Internal Replacement. For purposes of this Agreement, the term "PROGRAM OF INTERNAL REPLACEMENT" means any effort by or on behalf of a Reinsured, its affiliates, successors or assigns generally to solicit replacements of the Policies by which a Policy or any portion of the cash value of a Policy is exchanged for another policy or contract that is not reinsured under this Agreement; provided, however, that providing unsolicited replacements at the request of a Policy owner shall not be considered a Program of Internal Replacement.

                          ARTICLE 30 - INDEMNIFICATION

The Reinsureds and their direct and indirect parent, PTAC, agree to indemnify and hold harmless, jointly and severally to the fullest extent permitted by law, the Reinsurer, its affiliates, and its and their subsidiaries, agents, sub-agents, brokers and representatives, as well as their respective employees, officers, and directors from and against any and all loss, cost and expense (including reasonable attorneys' fees) resulting from each and every material breach of the covenants, representations, warranties made by Reinsureds in this Agreement. STILL NEED PARENTAL GUARANTEE

                      ARTICLE 31 - SALVAGE AND SUBROGATION

1. The Reinsureds shall pay to or credit the Reinsurer with any recovery connected with an Ultimate Net Loss which is obtained from salvage, subrogation, or other insurance or any other recovery, after charging the Reinsurer with the expenses incurred by the Reinsureds in obtaining any such recovery.

2. Any such recoveries received subsequent to any loss or claim settlement hereunder shall be applied as if received prior to the aforesaid loss or claim settlement and all necessary adjustments in such regard shall be made accordingly.

                    ARTICLE 32 - AUDIT AND ACCESS TO RECORDS

1. Upon five (5) business days advance written notice, the Reinsurer and its duly appointed representatives, may, at the offices of the Reinsureds or such other reasonable and appropriate location or locations to be designated by agreement of the Reinsureds and Reinsurer, audit any and all books, records, statements, correspondence, reports and other documentation that relate to the Policies, this Agreement or the subject matter hereof. The Reinsureds shall provide a reasonable access to all appropriate senior personnel and workspace during normal business hours for such audit and shall cooperate with and disclose and produce any and all documentation reasonably requested by the auditors. The Reinsurer shall keep all information disclosed or produced for audit, including all audit reports and analyses, confidential.

2. The Reinsurer shall have the right to audit, during the term of this Agreement, until the natural expiration of the Policies or until all claims, losses or disputes arising out of the Policies have been finally resolved, whichever is later.

                            ARTICLE 33 - ARBITRATION

1. All disputes and differences arising under or in connection with this Agreement shall be referred to arbitration. Procedure for arbitration shall follow the ARIAS Arbitration Guidelines.

2. The "Tribunal" shall consist of three arbitrators, one to be appointed by the Reinsurer, one to be appointed by the Reinsureds and the third to be appointed by the two appointed arbitrators.

3. The third member of the Tribunal shall be appointed as soon as practicable (and no later than 28 days) after the appointment of the two Party-appointed arbitrators. The third member of the Tribunal shall disclose all interests in and relationships to the Parties, and such disclosure must be made prior to the appointment. The Tribunal shall be constituted upon the appointment of the third arbitrator.

4. The Arbitrators shall be persons (including those who have retired) with not less than ten years' experience in insurance or reinsurance, either within the industry or as lawyers or other professional advisers serving the insurance and reinsurance industry.

5. Where a Party fails to appoint an arbitrator within 14 days of being called upon to do so or where the two Party-appointed arbitrators fail to appoint a third within 28 days of their appointment, then upon application by any Party, ARIAS (US) will appoint an arbitrator to fill the vacancy. At any time prior to the appointment by ARIAS (US) the Party or arbitrators in default may make such appointment.

6. The Tribunal may in its sole discretion make such orders and directions as it considers to be necessary for the final determination of the matters in dispute, except that the Parties may require the Tribunal to hear disputes relating to any actuarial assumptions or determination contemplated hereunder. Any hearing involving disputes specifically relating to actuarial assumptions or determinations must take into consideration the opinion of a nationally recognized actuarial firm acceptable to both the Reinsurer on the one hand, and the Reinsureds on the other hand. The Tribunal shall have the widest discretion permitted under the law governing the arbitral procedure when making such orders or directions.

7. The seat of arbitration shall be New York, New York.

                        ARTICLE 34 - ERRORS AND OMISSIONS

Inadvertent errors and omission on either Party's part shall not invalidate the reinsurance under this Agreement, provided notice is promptly provided to the other Party of the discovery thereof and such inadvertent errors or omissions are corrected promptly after discovery thereof. Under no circumstances shall the Reinsurer's liability under this Agreement exceed the limits and limitations specified herein, nor be extended to cover any risks, perils or classes of insurance or reinsurance generally or specifically excluded herein.

                               ARTICLE 35 - TAXES

The Reinsureds shall be liable to the appropriate governmental authorities for all taxes, including the Federal Excise Tax, on the Reinsurance Premium paid to the Reinsurer under this Agreement, except income or profit taxes of the Reinsurer. The Reinsureds shall be liable to the appropriate governmental authorities for the Federal Excise Tax on the Initial Premium paid to the Reinsurer under this Agreement, but shall be entitled to withhold for the Federal Excise Tax on subsequent Reinsurance Premiums.

                             ARTICLE 36 - INSOLVENCY

1. The reinsurance provided by this Agreement and each and every reinsurance agreement hereafter entered into by and between the Parties shall be payable by the Reinsurer directly to the respective Reinsured or to their respective liquidator, receiver or statutory successor on the basis of liability of such Reinsured under the contract or contracts reinsured without diminution or increase because of the insolvency of such Reinsured.

2. Upon the occurrence of an Insolvency Event in respect of a Reinsured, the liquidator, receiver or statutory successor of such Reinsured shall give written notice of the pendency of each claim against the Reinsured on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Reinsureds, their respective liquidator, receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Reinsureds as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Reinsureds solely as a result of the defenses undertaken by the Reinsurer.

3. The reinsurance shall be payable as provided herein, except as otherwise provided in law, or except (a) where the contract specifically provides another payee of such reinsurance upon the occurrence of an Insolvency Event in respect of a Reinsured or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Reinsureds as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Reinsureds to such payees.

                               ARTICLE 37 - OFFSET

To the fullest extent allowable by applicable laws, the Reinsurer on the one hand, and the Reinsureds on the other hand, shall have, and may exercise at any time and from time to time, the right to set off any balance(s), whether on account of premiums or on account of losses or otherwise, due from the Reinsurer on the one hand to either of the Reinsureds on the other hand, or from either Reinsured on the one hand to the Reinsurer on the other hand, under this Agreement or under any other agreement entered into by the Parties, and may set off the same against any balance(s) due or to become due to the former from the latter under the same or any other agreements between the Parties. Any debits or credits, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, regardless of when they arose or were incurred, in favor of or against either the Reinsureds on the one hand, or the Reinsurer on the other hand, with respect to this Agreement or any other agreement between the Parties, regardless of whether such balances to be offset arise from premiums, losses or otherwise, and regardless of the capacity of the Party, whether as assuming reinsurer and/or cedant, whether as parent, subsidiary, or affiliated Party, are deemed mutual debits or credits, as the case may be, and shall be set off, and only the net balance shall be allowed or paid. This provision shall not be affected by the insolvency of any Party to this Agreement.

                              ARTICLE 38 - CURRENCY

Whenever the word "DOLLARS" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars.

            ARTICLE 39 - NO ASSIGNMENT; NO THIRD PARTY BENEFICIARIES

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives. Neither this Agreement, nor any right or privilege hereunder, may be assigned by any Party without the written consent of the other Party; provided however, that Reinsurer shall be permitted to assign this Agreement to any affiliate of the Reinsurer with the same A.M. Best rating as the Reinsurer, without the consent of the Reinsured. This Agreement is not intended to, and shall not be construed to, confer rights on any persons other than the signatories to this Agreement and their respective successors and permitted assigns.

                             ARTICLE 40 - AMENDMENTS

This Agreement shall not be amended, nor any provisions hereof waived, in whole or in part except by written agreement executed by the Reinsureds and the Reinsurer.

                              ARTICLE 41 - SECURITY

1. The Reinsurer agrees to provide the Reinsureds security in an amount equal to, at all times, the total statutory reserves related to the Policies reported by the respective Reinsureds in their most current quarterly financial statutory reports and/or as reported in the most recently filed Annual Statements, by providing for the benefit of the respective Reinsured, any of the following forms of security: (i) a clean, irrevocable and unconditional letter of credit ("LETTER OF CREDIT") issued by a mutually agreed Qualified United States Financial Institution (as defined in Article 15 herein) and containing such provisions required by the applicable insurance regulatory authorities, plus
(ii) securities held in a qualifying trust account for the benefit of the Reinsureds (the "TRUST FUND"), less, subject to the conditions of Article 6 paragraph (3), (iii) cash and assets retained by the respective Reinsured on a funds withheld basis (the "FUNDS WITHHELD"), the combination of which the respective Reinsured shall be the beneficiary, which shall secure in full all current liabilities of the Reinsurer to such Reinsured under this Agreement, including all policy, premium and incurred claims reserves, with respect to this Agreement as shown on the reports required under Article 20 - Reports and Remittances. The relative amounts of the security posted by the Reinsurer in the form of either a Trust Fund and/or a Letter of Credit and/or on a Funds Withheld basis, shall be at the Reinsurer's absolute and sole discretion. While the use of any Letter of Credit to satisfy the Reinsurer's obligation under this Article 41 shall be at the sole discretion of the Reinsurer, the cost of any Letter of Credit shall not be unreasonably assessed to the Reinsureds in the event that the Reinsurer determines not to fund the Trust Fund with Net Subject Premium payments made by the Reinsureds.

2. Subject to paragraph (1) above, the Reinsurer shall establish and maintain a Trust Fund in a Qualified United States Financial Institution for the payment of valid claims of the Reinsureds, and the Parties have entered into a valid trust agreement in connection therewith.

         (a) Any and all settlements of the Trust Fund between the Reinsurer and the Reinsureds shall be made in cash or cash equivalents.

         (b) Prior to depositing assets with the trustee, the Reinsurer shall execute assignments or endorsements in blank or transfer legal title to the trustee of all shares, obligations or other assets requiring assignments so that the Reinsureds or the trustee upon Reinsured's direction may negotiate the assets without the consent or signature of the Reinsurer or any other entity.

3. When providing security by a Letter of Credit, such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by any insurance regulatory authorities) prior to any expiration date, the issuing Qualified United States Financial Institution shall notify the Reinsured, by a nationally recognized courier services or certified mail in accordance with Article 3 herein, that the issuing Qualified United States Financial Institution elects not to extend or renew the Letter of Credit for any additional period.

4. Subject to paragraph 1. above, any Letters of Credit provided by the Reinsurer, pursuant to this Article 41, may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Reinsureds or any successors, by operation of law, of the Reinsureds including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Reinsureds solely for the following purposes:

         (a) to reimburse the Reinsureds an amount equal to the Ultimate Net Loss actually paid for which the Reinsurer has not theretofore reimbursed the Reinsureds in accordance with this Agreement; or

         (b) to pay the Reinsurer's share of any other amounts that are due to the Reinsureds under this Agreement and which remain unpaid in violation of this Agreement; or

         (c) in the event that such Letter of Credit provided by the Reinsurer pursuant to this Article 41 is due to expire, and has not been replaced by the Reinsurer, to draw against such Letter of Credit, no sooner than five (5) business days prior to the expiration date of such Letter of Credit, in an amount equal to that amount of reserves related to the Policies not otherwise secured by any of the other forms of security permitted under this Article 41. Any amounts drawn by a Reinsured pursuant to the terms of this paragraph (4)(c) shall be promptly deposited into the Trust Fund.

5. In the event the amount drawn by the Reinsureds under paragraphs (4)(a) and
(4)(b) on any Letter of Credit is in excess of the actual amount required for the reasons set forth is such paragraphs, the Reinsureds shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution or increase because of insolvency on the part of either Reinsured or the Reinsurer.

6. The issuing Qualified United States Financial Institution shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Reinsureds or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Reinsureds.

                           ARTICLE 42 - GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof, and of the United States, including the United States Arbitration Act, 9 U.S.C. ss.1 ET SEQ.


                         ARTICLE 43 - SERVICE OF PROCESS

1. Centre Group, LLC is hereby appointed as Agent for Service of Process by the Reinsurer, for the purposes of this Agreement, at the address specified in
Article 3 - Notices.

2. Subject to the arbitration provisions in Article 33, in the event of the Reinsurer's failure to pay any amount claimed to be due under this Agreement, the Reinsurer, at the Reinsureds' request, will submit to the jurisdiction of any court of competent jurisdiction within the United States of America and will comply with all requirements necessary to give such court jurisdiction. Nothing in this Agreement constitutes or should be construed to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

3. Service of Process in such suit shall be made by a nationally recognized courier service or certified mail upon the Agent for Service of Process in accordance with Article 3 herein, and in any suit instituted against the Reinsurer upon this Agreement, the Reinsurer will abide by the final decision of such court or of any appellate court in the event of appeal.

4. To the extent permitted by law, each Reinsured hereby waives any requirements under the unauthorized insurance or similar laws of any jurisdiction or otherwise that the Reinsurer post funds, bonds, securities or other security as a condition to its appearance or filing of pleadings in any proceeding involving or arising in connection with this Agreement.

5. Further, pursuant to any statute of any state, territory, or district of the United States of America which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner, or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Reinsureds arising out of this Agreement and hereby designates the Agent for Service of Process as the agent to whom said officer is authorized to mail such process or a true copy thereof.

                             ARTICLE 44 - NO WAIVER

Forbearance, neglect or failure of any Party to this Agreement to enforce any of the provisions herein shall not be construed to be a waiver of any rights or privileges hereunder. No prior transactions or dealings between the Parties shall be deemed to establish any custom or usage waiving or modifying any provision hereof. The failure of either Party to enforce any part of this Agreement shall not constitute a waiver by such Party of its right to do so, nor shall it be deemed to be an act of ratification or consent.

                       ARTICLE 45 - RULES OF CONSTRUCTION

Each Party acknowledges that, in the negotiation and drafting of this Agreement, it has been represented by and has relied upon the advice of counsel of its choice; that its counsel has had a substantial role in the drafting and negotiation of this Agreement; and, therefore, that the rules of construction that any ambiguities are to be resolved against the drafting Party shall not be applied in the interpretation of this Agreement.


                              ARTICLE 46 - SURVIVAL

All of the provisions of this Agreement, to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the Parties' rights hereunder, shall survive the termination or cancellation of this Agreement.



         [The remainder of this page has been intentionally left blank]

                            ARTICLE 47 - SEVERABILITY

To the extent that any term or provisions of this Agreement is held to be unenforceable then such term and all of the other terms and provisions of the Agreement shall be construed so as to create or provide for, to the fullest extent permitted by law, the same rights and obligations as this Agreement would have created or provided for had such term or provision been enforceable.

IN WITNESS WHEREOF, the Parties have hereunto set their hand as of the 4th day of September, 2002, and effective as of the Effective Date.


CENTRE SOLUTIONS (BERMUDA) LIMITED


By: ________________________________________
Name:  Michael Crow
Title: Vice President


PENN TREATY NETWORK AMERICA INSURANCE COMPANY


By: ________________________________________
Name:  William W. Hunt
Title: President and Chief Operating Officer


AMERICAN NETWORK INSURANCE COMPANY


By: ________________________________________
Name:  William W. Hunt
Title: President and Chief Operating Officer

Appendix A - List of Policies

All Policies of individual Long Term Care insurance listed in the CD-ROM delivered to the Reinsurer and the Reinsureds by Tillinghast Towers Perrin under cover of their letter dated February 14, 2002.

Appendix B - Details of Regulatory Action against the Reinsureds currently underway

1. The Reinsureds have been required to file a Corrective Action Plan in Pennsylvania.





2. A letter from the Reinsureds has been filed in the following states committing to the suspension of new business writing in the relevant state. Insurance Commissioner approval from the relevant state is required to resume sales of new policies.

         Arizona                     Kentucky                Minnesota
         California                  Maryland                Tennessee
         Colorado - PTNAIC           Michigan                Virginia
         New Jersey                  Vermont                 Nebraska
         Ohio                        Wisconsin


3. A suspension order has been issued by the Insurance Commissioner in the following states:

         Arkansas                    Idaho                  North Carolina
         Illinois                    Missouri               District of Columbia
         New Hampshire               Texas                  Georgia
         New Mexico

Appendix C - PTNAIC COLI Investments

All 335 policies issued to the Reinsureds by American General Life Insurance Company under Group Flexible Premium Variable Life Insurance Policy Number CML0000015, with an agreed value of $54,478,424 as of December 31, 2001.

Appendix D - Existing Reinsurance

In May 1991, Penn Treaty Network acquired a block of long-term care business under an assumption reinsurance agreement with Provident Mutual Life and Annuity Company of America (formerly known as Washington Square Life Insurance Company). Penn Treaty Network assumed the obligations as insurer for all policies in-force as of that date. Under this agreement, Penn Treaty Network assumed a reinsurance treaty under which 66% of the premiums assumed are, in turn, ceded by Penn Treaty Network to Cologne Life Reinsurance Company. The total reserve credits ceded under this treaty amounted to approximately $5,275,000 in 2001.

Effective in October 1994, Penn Treaty Network entered into reinsurance agreements with Cologne Life Reinsurance Company (A.M. Best rating A+) with respect to their home health care policies with benefit periods exceeding 36 months. Under these reinsurance agreements, Penn Treaty Network is responsible for payment of claims during the first 36 months of the benefit period, and the reinsurer will reimburse Penn Treaty Network is for 100% of all claims paid after such 36 month period. Total reserve credits taken related to this agreement as of December 31, 2001 were approximately $5,091,000. Effective January 1998, no new policies were reinsured under this treaty.

Appendix E - Nuclear Exclusion

Notwithstanding any provision in this Agreement to the contrary, the Reinsurer will not pay for or have any liability with respect to any loss, damage, claim, liability, cost or expense of any nature (including without limitation any bodily injury, property damage, business interruption, lost profit, consequential or indirect losses, damages, claims, liabilities, costs or expenses) and wherever occurring ("Damage") directly or indirectly caused or occasioned by or resulting from an actual or threatened nuclear or radioactive accident or incident (regardless of when such Damage becomes manifest or known), and/or the controlling, suppressing, hindering, responding to, remediating or defending against an actual, threatened or expected nuclear or radioactive accident or incident or from any instructions, recommendations, warnings or advice given or preventative action taken with respect to any actual or expected nuclear or radioactive accident or incident. Such Damage is excluded regardless of any other cause or event that contributes concurrently or in any sequence or in any chain of events to the Damage and regardless of whether the Damage is accidental, foreseeable or intentional, and including any such liability as a result of an Act of Terrorism (as defined in Appendix F).


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Appendix F - Terrorism Exclusion

Notwithstanding any provision in this Agreement to the contrary, the Reinsurer will not pay for or have any liability with respect to any loss, damage, claim, liability, cost or expense of any nature (including without limitation any bodily injury, property damage, business interruption, lost profit, consequential or indirect losses, damages, claims, liabilities, costs or expenses) and wherever occurring ("Damage") directly or indirectly caused or occasioned by or resulting from an actual or threatened Act of Terrorism (regardless of when such Damage becomes manifest or known) and/or the controlling, suppressing, hindering, responding to, remediating or defending against an actual, threatened or expected Act of Terrorism or from any instructions, recommendations, warnings or advice given or preventative action taken with respect to any actual or expected Act of Terrorism. Such Damage is excluded regardless of any other cause or event that contributes concurrently or in any sequence or in any chain of events to the Damage and regardless of whether the Damage is accidental, foreseeable or intentional.

"ACT OF TERRORISM" means any terrorist act, occurrence or threat, wherever and whenever occurring, whether or not any law, or governmental authority or other person or entity determines such act, occurrence or threat to be an act of terrorism. Acts of Terrorism shall include without limitation actions, occurrences or threats:

         (i)      That are or involve one or both of the following:

                  (a) any act, use, attempted use or threat of use of force or violence, or any act causing or threatening of damage or harm of any nature, whether or not the person or persons involved are acting along or in conjunction with or on behalf of a sovereign power or terrorist organization; or

                  (b) the commission, attempted commission or threat of an act that interferes with or disrupts (or could reasonably be expected to interfere with or disrupt) any electronic, communication, information or mechanical system;

                  including without limitation, in the case of each of clauses
                  (a) or (b) of this paragraph (i), any use, attempted use, or threatened use of, or act involving, biological, chemical, radioactive or other toxic or contaminating materials, or weapons devices;

AND
         (ii)     If one or both of the following applies:

                  (a) the effect or intent is to intimidate, place in fear, coerce, or influence the policies of, or disrupt, damage, punish or interfere with or hinder the business or commerce of, any government or political subdivision thereof, or any civilian population or sector thereof, any organization, company or other entity, or any industries, services or systems (including any gas, power, communications, water, sewer, construction, energy, technology, financial industries or transportation systems and services); or

                  (b) one of the motives, or one of the apparent or claimed motives, of the person(s) or entities committing such act, use, attempted use, commission, attempted commission or threat is to further or express (or express opposition to or support of) any political, philosophical, ideological, religious, social, terrorist or economic objectives or any similar objectives.

If it is alleged by the Reinsurer that any claim is not covered by reason of this exclusion, the burden of proving the contrary shall be on the Reinsured.


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